Exhibit 99.1

NEWS RELEASE

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741

Granite Reports Fourth Quarter and Fiscal 2011 Results

  Revenue increased 14 percent in 2011
  Gross profit margin improved to 12 percent
  SG&A expenses decreased 15 percent or $29 million in 2011
  Cash position remains strong with $407 million in cash, cash equivalents and marketable securities
  Backlog increased to $2.0 billion at year-end

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 22, 2012--Granite Construction Incorporated (NYSE: GVA) today reported a net income of $51 million for the full year 2011, compared to a net loss of $59 million the prior year. Diluted earnings per share (EPS) for the year was $1.31 compared to a loss per share of $(1.56) in 2010.

For the fourth quarter of 2011, Granite reported a net income of $19 million, compared to a net loss of $50 million for the fourth quarter of 2010. Diluted EPS for the quarter ended December 31, 2011 was $0.48 compared to a loss per share of $(1.32) in the prior year period. Included in the fourth quarter of 2010 were restructuring charges of $107 million associated with the Company’s Enterprise Improvement Plan.

“Our solid performance in 2011 is the result of our continued successful project execution, the tremendous efforts of our people to improve efficiencies throughout the company and the significant reductions we have made to our cost structure,” said James H. Roberts, president and chief executive officer.

Fiscal 2011 Highlights:

Total Company

  Revenue totaled $2.0 billion compared with $1.8 billion in 2010, driven by increases in both Construction and Large Project Construction revenue.
  Gross profit margin was 12 percent compared with 10 percent in 2010.
  SG&A expenses decreased $29 million to $162 million primarily due to a workforce reduction in 2010 and restructuring of administrative services.
  Operating income was $99 million in 2011 compared with an operating loss of $109 million in 2010. Fiscal 2010 includes restructuring charges of approximately $109 million.
  Total other (expense) income decreased $13 million from 2010 due primarily to previously deferred income and impairment charges on other investments.
  Net income attributable to noncontrolling interests was $15 million compared with a net loss attributable to noncontrolling interests of $4 million in 2010.
  Total contract backlog at December 31, 2011, was $2.0 billion compared with $1.9 billion a year ago.

Construction

  Construction revenue increased 11 percent to $1.0 billion driven by a higher volume of work and mild weather in the fourth quarter.
  Gross profit margin was 12 percent compared with 10 percent a year ago reflecting successful execution on projects and improved cost management.

Large Project Construction

  Large Project Construction revenue increased 24 percent to $725 million aided by the progress on several large projects.
  Gross profit margin was 14 percent compared with 12 percent in 2010 reflecting an increase in the volume of projects that reached the profit recognition threshold during the year.

Construction Materials

  Construction Materials revenue was $221 million compared with $222 million last year.
  Gross profit on the sale of construction materials was 8 percent compared with 5 percent in 2010 driven by production efficiencies.

Fourth Quarter 2011 Highlights

Total Company

  Revenue totaled $540 million compared with $417 million in 2010, driven by increases in both Construction and Large Project Construction revenue.
  Gross profit margin was 15 percent compared with 11 percent in 2010.
  Selling, general and administrative expenses for the fourth quarter increased $3 million to $43 million due to higher incentive compensation related to higher earnings.
  Operating income for the quarter was $40 million compared with an operating loss of $99 million in the prior year. The fourth quarter 2010 includes restructuring charges of $107 million related to workforce reductions as well as real estate and fixed asset impairment charges.
  Net income attributable to noncontrolling interests was $6 million compared with net loss attributable to noncontrolling interest of $15 million in 2010. The results for 2010 include $20 million associated with impairment charges related to the implementation of the company’s Enterprise Improvement Plan.

Construction

  Construction revenue for the quarter increased 21 percent to $259 million due to relatively mild weather throughout the quarter.
  Gross profit margin for the fourth quarter was 14 percent compared with 12 percent a year ago reflecting successful execution on projects and improved cost management.

Large Project Construction

  Large Project Construction revenue for the quarter increased 37 percent to $212 million reflecting progress on several large projects across the country.
  Gross profit margin for the quarter was 16 percent compared with 11 percent for the same period last year. During the fourth quarter, projects which reached profit recognition include the Houston Metro Light Rail project and the State Route 520 project in the Northwest.

Construction Materials

  Construction Materials revenue for the quarter increased 19 percent to $56 million reflecting drier weather in the fourth quarter of 2011 compared to the fourth quarter of 2010.
  Gross profit margin on the sale of construction materials was 11 percent compared with 5 percent in 2010.

Outlook

“I am very pleased with the quality of our backlog and the opportunities to grow it even further in all segments of our business throughout 2012,” commented Roberts. “Despite operating in an extremely competitive bidding environment, our teams continue to meet the challenge by being strategic about the work we bid, intensely focused on execution, and responsive to market conditions. ”

“Going forward, we will continue to aggressively manage expenses and drive efficiencies. We will also leverage our capabilities and experience to drive opportunities to grow our business. Our efforts this past eighteen months have set the stage for long-term profitability,” said Roberts. “In addition, we have renewed our focus on growing the business and are excited about the future for Granite. Our strategy is centered on several key initiatives including growing both our large projects and vertically integrated businesses, as well as diversifying our business model, and continually optimizing our asset portfolio. We are building momentum around these initiatives and looking forward to executing on our plan not only this year, but over the years to come.”

Conference Call

Granite will conduct a conference call tomorrow, February 23, 2012 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter and year ended December 31, 2011. Access to a live audio webcast is available at http://investor.graniteconstruction.com. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 47718778. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through May 15, 2012 by calling (855) 859-2056. The conference ID for the replay is 47718778.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company has been recognized by Ethisphere Institute as one of the World’s Most Ethical Companies for two straight years. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

December 31,	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$256,990	$252,022
Short-term marketable securities	70,408	109,447
Receivables, net	251,838	243,986
Costs and estimated earnings in excess of billings	37,703	10,519
Inventories	50,975	51,018
Real estate held for development and sale	67,037	75,716
Deferred income taxes	38,571	53,877
Equity in construction joint ventures	101,029	74,716
Other current assets	35,171	42,555
Total current assets	909,722	913,856
Property and equipment, net	447,140	473,607
Long-term marketable securities	79,250	34,259
Investments in affiliates	31,071	31,410
Other noncurrent assets	80,616	82,401
Total assets	$1,547,799	$1,535,533

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$9,102	$8,359
Current maturities of non-recourse debt	23,071	29,760
Accounts payable	158,660	129,700
Billings in excess of costs and estimated earnings	90,845	120,185
Accrued expenses and other current liabilities	166,790	150,773
Total current liabilities	448,468	438,777
Long-term debt	208,501	217,014
Long-term non-recourse debt	9,912	25,337
Other long-term liabilities	49,221	47,996
Deferred income taxes	4,034	10,774
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,682,771 shares as of December 31, 2011 and 38,745,542 shares as of December 31, 2010	387	387
Additional paid-in capital	111,514	104,232
Retained earnings	687,296	656,412
Total Granite Construction Incorporated shareholders’ equity	799,197	761,031
Noncontrolling interests	28,466	34,604
Total equity	827,663	795,635
Total liabilities and equity	$1,547,799	$1,535,533

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenue
Construction	$ 259,221	$ 214,127	$ 1,043,614	$ 943,245
Large project construction	211,565	154,781	725,043	584,406
Construction materials	55,500	46,677	220,583	222,058
Real estate	13,262	1,643	20,291	13,256
Total revenue	539,548	417,228	2,009,531	1,762,965
Cost of revenue
Construction	222,197	187,831	919,108	847,536
Large project construction	176,970	137,108	620,935	517,099
Construction materials	49,613	44,151	203,942	210,040
Real estate	11,642	1,921	17,583	10,506
Total cost of revenue	460,422	371,011	1,761,568	1,585,181
Gross profit	79,126	46,217	247,963	177,784
Selling, general and administrative expenses	42,536	39,766	162,302	191,593
Restructuring charges	670	107,297	2,181	109,279
Gain on sales of property and equipment	4,217	2,331	15,789	13,748
Operating income (loss)	40,137	(98,515)	99,269	(109,340)
Other (expense) income
Interest income	583	833	2,878	4,980
Interest expense	(2,709)	(2,446)	(10,362)	(9,740)
Equity in income of affiliates	750	933	2,193	756
Other (expense) income, net	(2,594)	1,114	(4,545)	6,968
Total other (expense) income	(3,970)	434	(9,836)	2,964
Income (loss) before provision for (benefit from) income taxes	36,167	(98,081)	89,433	(106,376)
Provision for (benefit from) income taxes	11,375	(32,695)	23,348	(43,928)
Net income (loss)	24,792	(65,386)	66,085	(62,448)
Amount attributable to noncontrolling interests	(6,038)	15,367	(14,924)	3,465
Net income (loss) attributable to Granite Construction Incorporated	$ 18,754	$ (50,019)	$ 51,161	$ (58,983)

Net income (loss) per share attributable to common shareholders:
Basic (1)	$ 0.48	$ (1.32)	$ 1.32	$ (1.56)
Diluted (1)	$ 0.48	$ (1.32)	$ 1.31	$ (1.56)
Weighted average shares of common stock:
Basic	38,191	37,875	38,117	37,820
Diluted	38,607	37,875	38,473	37,820
Note:
(1) Computed using the two-class method, except when in a net loss position

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Years Ended December 31,	2011	2010
Operating activities
Net income (loss)	$66,085	$(62,448)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring impairment charges	1,678	93,862
Other impairment charges	5,067	821
Depreciation, depletion and amortization	60,546	74,435
Gain on sales of property and equipment	(15,789)	(13,748)
Change in deferred income tax	8,566	(39,289)
Stock-based compensation	12,155	13,040
Loss (gain) on company owned life insurance	18	(3,321)
Equity in income of affiliates	(2,193)	(756)
Changes in assets and liabilities, net of the effects of consolidations	(43,788)	(33,278)
Net cash provided by operating activities	92,345	29,318
Investing activities
Purchases of marketable securities	(155,122)	(121,626)
Maturities of marketable securities	110,875	74,000
Proceeds from sale of marketable securities	33,268	15,000
Purchase of company owned life insurance	(359)	(8,195)
Additions to property and equipment	(45,035)	(37,004)
Proceeds from sales of property and equipment	27,959	21,148
Purchase of private preferred stock	(50)	(6,400)
Contributions to (distributions from) affiliates, net	1,458	(1,658)
Issuance of notes receivable	(3,979)	(1,313)
Collection of notes receivable	1,599	3,126
Other investing activities, net	1,658	2,487
Net cash used in investing activities	(27,728)	(60,435)
Financing activities
Proceeds from long-term debt	2,122	1,918
Long-term debt principal payments	(16,907)	(19,829)
Cash dividends paid	(20,117)	(20,150)
Purchase of common stock	(4,029)	(3,641)
Contributions from noncontrolling partners	519	7,321
Distributions to noncontrolling partners	(21,581)	(21,498)
Other financing activities, net	344	62
Net cash used in financing activities	(59,649)	(55,817)
Increase (decrease) in cash and cash equivalents	4,968	(86,934)
Cash and cash equivalents at beginning of period	252,022	338,956
Cash and cash equivalents at end of period	$256,990	$252,022

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended December 31,				Years Ended December 31,
	Construction	Large Project Construction	Construction Materials	Real Estate	Construction	Large Project Construction	Construction Materials	Real Estate

2011
Revenue	$259,221	$211,565	$55,500	$13,262	$1,043,614	$725,043	$220,583	$20,291
Gross profit	37,024	34,595	5,887	1,620	124,506	104,108	16,641	2,708
Gross profit as a percent of revenue	14.3%	16.4%	10.6%	12.2%	11.9%	14.4%	7.5%	13.3%

2010
Revenue	$214,127	$154,781	$46,677	$1,643	$943,245	$584,406	$222,058	$13,256
Gross profit (loss)	26,296	17,673	2,526	(278)	95,709	67,307	12,018	2,750
Gross profit (loss) as a percent of revenue	12.3%	11.4%	5.4%	-16.9%	10.1%	11.5%	5.4%	20.7%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by Segment	December 31, 2011		December 31, 2010
Construction	$513,624	25.4%	$465,271	24.5%
Large project construction	1,508,830	74.6%	1,433,899	75.5%
Total	$2,022,454	100.0%	$1,899,170	100.0%